SHAREHOLDER'S AGREEMENT


     THIS AGREEMENT made effective the 1st day of December, 1995, by and among Jack E. Golsen ( Shareholder and the member of Group
1") and Sylvia Golsen and SBL Corporation ("Shareholders and the members of Group 2").

     WHEREAS, the Shareholder owns stock of LSB Industries, Inc.
("LSB") and SBL Corporation ("SBL") (collectively referred to as the "Shares"); and

     WHEREAS, the Shareholders desire to promote and protect their mutual interest by imposing certain restrictions and obligations on the Shares owned or to be acquired by the Shareholders or upon the sale of the Shares by the Shareholders.

     WHEREAS, the parties shall be designated as follows:

                                 Group 1

                              Jack E. Golsen

                                 Group 2

                              Sylvia Golsen
                             SBL Corporation


     NOW, THEREFORE, for mutual promises and adequate consideration, the parties desire to and do hereby enter into the following agreement.

     1. Restriction on Transfer of Shares by Group 1. No Shareholder in Group 1 or transferee of a Shareholder in Group 1, or the estate or heirs of any Shareholder in Group 1 or transferee thereof, shall dispose or transfer any of Shares to any person or entity not in Group 1 without Group 2 Shareholders' prior written consent, unless all such Shares are first offered for sale to each of the Shareholders in Group 2 in the manner provided below. Any purported transfer or disposition of Shares in violation of the terms of this Agreement shall be null and void.

     Every such offer shall be made in writing, and shall state that the Group 1 offeror offers to sell all (or a portion of) the shares of LSB or SBL held or owned by him to the Shareholders in Group 2. A copy of such offer shall be sent by certified mail, return receipt requested, to each of the parties to this Agreement who are then Shareholders in Group 2.

     2. Purchase Price. For the purposes of this Agreement, the purchase price of shares sold to Group 2 pursuant to the terms set forth herein shall be as follows:

          a. In the case of a sale of shares by Shareholder in Group 1 to Group 2 due to involuntary transfer or legal proceedings, including divorce, within the ten (10) years following the effective date of this Agreement, the purchase price of the shares from the disposing party shall be their book value as shown by the balance sheet of the corporation as at the close of the calendar year preceding the date of offer subject to the definition of the term "book value" hereinafter set forth, less an amount equal to any investment in the corporation made by Shareholders in Group 2, less any amounts owed by Group 1 to any members of Group 2 and less a discount of 30%.

          b. In the case of a sale by Shareholder in Group 1 for any reason after ten (10) years from the effective date of this Agreement, the purchase price of the shares shall be their "fair market value", the determination of which will be made pursuant to the terms hereinafter set forth.

          c. Notwithstanding any other provision herein, the value of LSB shares held by any of the parties hereto shall be the average daily closing price of LSB shares on the NYSE or successor national quotation service during the previous twelve months prior to the date for which a value is being determined, less a discount ("haircut") of 30%. For the purpose of this calculation, only business days shall be used to determine price and the number of days to be considered.

     3.   Definition of Book Value.

          a. For the purposes of this Agreement, the book value of the shares shall be determined by the corporation's regular certified public accountant, pursuant to the provisions of GAAP; however, there shall be no allowance of any kind shall be made for the corporations' goodwill, trade name, or intangible assets.

          b. Notwithstanding any other provision herein, the value of LSB shares held by any of the parties hereto shall be the average daily closing price of LSB shares on the NYSE or successor national quotation service during the previous twelve months prior to the date for which a value is being determined, less a discount ("haircut") of 30%. For the purpose of this calculation only business days shall be used to determine price and the number of days to be considered.

The book value so determined by the certified public accountant shall be binding and conclusive on all parties.

     4.   Definition of Fair Market Value.

          a. For purposes of this Agreement, the fair market value of the SBL shares shall be determined to be the price at which the shares could be sold to a non-interested third party taking into account a discount ("haircut") for a minority interest, if applicable. This determination shall be made by a certified appraisal service or accountant selected by the Shareholders in Group 2.

          b. Notwithstanding any other provision herein, the value of LSB shares held by any of the parties hereto shall be the average price of LSB shares on the NYSE or successor national quotation service during the previous twelve months prior to the date for which a value is being determined, less a discount ("haircut") for restricted stock of 30%. For the purpose of this calculation only business days shall be used to determine price and the number of days to be considered.

     5. Payment of Purchase Price. The purchase price of the shares shall be paid in cash or a note over a period of five (5) or more years as determined by the parties.

     6. Option to Purchase Shares. Each shareholder entitled to purchase shall have a period of ninety (90) days from the time of such offer to accept all or part of such offer. The acceptance shall be in writing.

     7. Failure to Exercise Option. If any of the Shares so offered for purchase by Shareholder in Group 1 are not accepted by Shareholders in Group 2 within the period of time prescribed herein, the provisions of this Agreement shall thereafter no longer apply to the offerors unaccepted shares; provided, however, that if the unaccepted shares are not sold to another party, then the provisions of this Agreement will continue to apply to such shares. If, however, a shareholder thereafter acquires any additional SBL or LSB shares, such shares shall be subject to all the provisions of this Agreement.

    8. Endorsement on Share Certificate. All shares of SBL and LSB issued and delivered to Jack E. Golsen or held by Jack E.
Golsen shall have endorsed thereon the following statement:

     "The shares represented by this certificate are subject to the rights and limitations of an agreement dated December 1, 1995, between Jack E. Golsen, Sylvia Golsen and SBL Corporation."

Even if this endorsement is not made, the terms and conditions of this Agreement shall still remain in effect.

     9. Binding Effect. This Agreement shall bind the parties hereto, and their respective heirs, administrators, executors, successors, and assigns any person or entity who purchases shares from a Shareholder, provided that if the Shareholders in Group 1 dispose of their shares to a party that is not a member of Group 2, then the transferee of the shares will be bound by this Agreement unless the Shareholders in Group 2 agree to waive the provisions hereof in writing prior to such transfer.

     10. Notices. All notices under this Agreement shall be mailed to the parties at the following addresses:

          Name                      Address
-----------------------       ------------------------
     Jack E. Golsen           1299 Glenbrook Terrace
                              Oklahoma City, OK  73116

     Sylvia Golsen            1299 Glenbrook Terrace
                              Oklahoma City, OK  73116

     SBL Corporation          P.O. Box 705
                              Oklahoma City, OK  73107

Any party may change his mailing address by serving written notice of such change and of such new address on all other parties.

     11. Entire Agreement This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between the parties regarding the matters covered herein. This Agreement may only be amended by a writing signed by those parties agreeing to such amendment.

     12. Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     13. Headings. Headings in this Agreement are for convenience only and shall not be used in interpret or construe its provisions.

     14. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the state of Oklahoma.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     16. Severability. If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.

     17. Specific Enforcement. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to any of its or his successors, heirs, personal representatives, or permitted assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be, specifically enforceable in equity. If any party hereto or its or his successors, heirs, personal representatives, or permitted assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or personal representative has an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that such remedy at law exists. It is, therefore, agreed that in the event that any breach or threatened breach by any of the Shareholders of any of the terms and conditions set forth herein, any of the other parties hereto shall be entitled, in addition to any and all other rights and remedies which it or they may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party or party threatening to default to be restrained from any such breach, threatened breach or to refrain from a continuation of any actual or threatened breach.

     18. Securities Law Compliance. Notwithstanding any other provision hereof, no transfer shall be permitted or is intended to be permitted hereby which would require any party to file any registration statement under the Securities Act of 1933, as amended, or any state's securities laws.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement and intend such Agreement to be in full force and effect the 1st day of December, 1995.


/s/ Jack E. Golsen                  /s/ Sylvia Golsen
____________________                ______________________
JACK E. GOLSEN                      SYLVIA GOLSEN


                                    SBL CORPOPATION

                                     /s/ Steven J. Golsen
                                  By:____________________________
                                  Steven J. Golsen, Vice President



 2\agrmnt\sharhold.jeg